Exhibit 5.2

Global Ship Lease, Inc.
c/o GSL Enterprises Ltd.
9 Irodou Attikou Street
Kifisia, Athens
Greece, 14561

Our Reference 39226.50000/US/80963612v3

September 23, 2025

RE: Global Ship Lease, Inc.

Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with (i) the Company’s at-the-market offering (the “Offering”) of up to $150,000,000 of its Depositary Shares (the “Depositary Shares”), each representing a 1/100th interest in one share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $2,500 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Shares”); (ii) the At Market Issuance Sales Agreement, dated September 23, 2025 (including any amendments or supplements thereto, the “Sales Agreement”), by and among the Company and B. Riley Securities, Inc. and Evercore Group L.L.C., as sales agents (the “Agents”), pursuant to which the Company may offer the Depositary Shares through either of the Agents, from time to time; and (iii) the Company’s registration statement on Form F-3 (File No. 333-290461), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which was filed and automatically declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on September 23, 2025 (the “Registration Statement”), a prospectus included therein (the “Base Prospectus”), and a prospectus supplement thereto dated September 23, 2025 with respect to the Offering (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Preferred Shares are to be deposited from time to time against delivery of one or more depositary receipts (the “Depositary Receipts”) representing the Depositary Shares to be issued by Computershare, Inc. and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent (the “Depositary”), under a Deposit Agreement, dated as of August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sales Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Deposit Agreement; (v) the Certificate of Designation for the Preferred Shares filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 19, 2014, as subsequently amended on December 9, 2019, and as further amended on December 28, 2022; (vi) the form of Depositary Receipt; and (vii) such other corporate documents and records of the Company, and such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed.

In such examinations, we have assumed (i) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents; (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies; (iv) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete; and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company; and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion letter is limited to the laws of the Republic of the Marshall Islands and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.
The Preferred Shares have been duly authorized by the Company, and when issued, sold and paid for, as described in the Prospectus and in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

2.
The Depositary Receipts have been duly authorized by the Company and, after due execution by the Depositary and when issued against deposit of the Preferred Shares in accordance with the Deposit Agreement, assuming that the Deposit Agreement is the valid and legally binding obligation of the Depositary, and when the related Depositary Shares are paid for as described in the Prospectus and in accordance with the terms of the Sales Agreement, will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Depositary Receipts and the Deposit Agreement.

3.
Assuming that the Deposit Agreement is the valid and legally binding obligation of the Depositary and assuming the due execution by the Depositary of the Depositary Receipts in accordance with the terms of the Deposit Agreement, upon the deposit of the Preferred Shares with the Depositary pursuant to the Deposit Agreement and payment for the Depositary Shares, as described in the Prospectus and in accordance with the terms of the Sales Agreement, the Depositary Shares will represent legal and valid interests in the Preferred Shares and the Depositary Receipts will constitute valid evidence of such interests in the Preferred Shares and will be entitled to the benefits of the Deposit Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K of the Company to be filed with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference into the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP